Exhibit 10.8

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 29th day of June, 2006, between OMP, Inc. (“OMP”) a Delaware corporation with an address at 310 Golden Shore, Suite 100, Long Beach, CA 90802 and OMP’s parent Obagi Medical Products, Inc. (“Obagi Medical” and along with OMP the “OMP Entities”), a Delaware corporation with an address at 310 Golden Shore, Suite 100, Long Beach, CA 90802, on the one hand, and Zein E. Obagi, MD Inc., (with Dr. Zein Obagi as its principal, herein referred to as “Obagi Inc.”), Zein Obagi, (“Dr. Obagi”), Samar Obagi, the Zein and Samar Obagi Family Trust (the “Trust”) (collectively the “Obagi Entities”), and Skin Health Properties, Inc. (the “Marketer”), a California Corporation with an address at 270 North Canon Drive, Beverly Hills, CA 90210, on the other hand. The OMP Entities along with Dr. Obagi, Samar Obagi and the Trust are collectively referred to herein as the “Parties”).

W I T N E S S E T H

Whereas OMP and Dr. Obagi have been party to an amended and restated employment agreement, dated December 17, 2002, between OMP and Dr. Obagi (the “Employment Agreement”); and

Whereas Dr. Obagi has agreed to voluntarily resign his employment with OMP pursuant to a Separation Agreement between Dr. Obagi and the OMP Entities, dated June 29, 2006 (the “Separation Agreement”); and

Whereas the OMP Entities and Obagi Entities have agreed to enter into a Lease Agreement (the “Lease Agreement”) governing the use of facilities located at 260-290 North Canon Drive, Beverly Hills, California; and

Whereas the OMP Entities and Obagi Entities wish to set forth the terms of their future relationships in this Agreement; and

Whereas OMP markets and distributes skin care and other related products set forth on Exhibit A hereto (the “OMP Products”) globally on a wholesale basis. OMP Products shall also include all products that are designated Group A Products in the future pursuant to Section 1(c)(1)a)iii of this Agreement; and

Whereas OMP desires to establish an initial marketing center to support the development and marketing of current and new OMP Products; and

Whereas upon the prior written approval of the OMP Entities, which approval will not unreasonably be withheld, it is understood that certain rights, duties and obligations that the Obagi Entities have under this Agreement may in the future be transferred to another entity they control (the “Marketer”, which will also be a member of the “Obagi Entities” when and if such transfer occurs) and upon such transfer the Marketer shall be required to become a party to this Agreement and shall have all of the rights, duties and obligations of the Marketer under this Agreement; and

Whereas Obagi Inc. and/or the Marketer wishes to provide marketing services to OMP as an independent contractor rendering the services more fully described in the marketing program desired by OMP and described in Exhibit B attached hereto (the “Program”) and perform the duties associated with the Program set forth in Exhibit B hereto (the “Services”); and

Whereas the Parties desire to enter into this Agreement whereby Obagi Inc. and/or the Marketer agrees to market the Program as an independent contractor, and to perform the services set forth herein; and

Whereas some or all of the Parties are currently or have in the past been parties to the agreements listed on Exhibit C attached hereto (the “Prior Agreements”) and the Parties wish to have all monetary obligations, percentage discounts or any other obligation that has not already been performed by either the OMP Entities and/or the Obagi Entities which are still due or to be granted under any of the Prior Agreements or any other agreements or understandings between the Parties (the “Pre-Existing Nonperformed Obligations”) terminated and going forward the only obligations similar to or covering the same subject matter as the Pre-Existing Nonperformed Obligations that the Parties will owe to each other are those obligations described or specified in this Agreement and the accompanying Separation Agreement and Lease Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     OBLIGATIONS OF THE OBAGI ENTITIES.

(a)           Marketing Obligations. During the Term (as defined in Section 10) of this Agreement, Obagi Inc. and/or the Marketer shall actively and diligently use its commercially reasonable efforts to promote the Program and Services, as defined in Exhibit B hereto, and to support the marketing of the OMP Products in accordance with the specifications set forth in the Program. As part of its marketing duties, Obagi Inc. and/or the Marketer agrees during the Term hereof to provide oversight and management of the 2063 square foot marketing space (the “Space”) located at 260-290 North Canon Drive, Beverly Hills, California (the “Premises”), to perform the Services and to provide maximum exposure for the OMP Products. Obagi Inc. and/or Marketer also agrees to perform Services and to market the products sold as part of the Program throughout the Term hereof. In the performance of all of its obligations hereunder, Obagi Inc. and/or the Marketer agrees to ensure that the Space and all Services provided by Obagi Inc. and/or the Marketer will at all times comply with any and all applicable laws and regulations promulgated by any federal, state, municipal or other level of government from time to time, including, without limitation, laws and regulations regarding zoning, advertising, the practice of medicine, healthcare, privacy and consumer protection laws as well as any and all standards and requirements specified by OMP from time to time that, in OMP’s sole discretion, are necessary or desirable to provide for and implement the Program.

(b)           Payment Terms. Obagi Inc. and/or the Marketer agrees that if any amount due to OMP for the purchase of OMP products remains unpaid 30 days after the earlier of (i) the date of any invoice or (ii) any notice of the breach of the terms hereof contemplated by Section 11(a)(1) hereof, then OMP may, in addition to any other remedies it may have, offset any and all sums owed by Obagi Inc. and/or the Marketer thereunder against any and all payment obligations

OMP may have to Obagi Inc. and/or the Marketer, including, but not limited to, all obligations owing under Section 2 of this Agreement. Both Parties acknowledge, however, that any amounts so offset shall not constitute an accord or satisfaction and OMP shall be entitled to all remedies to recover payment for any additional amounts owed by Obagi Inc. and/or the Marketer under this Agreement.

(c)           Services to be Rendered. In addition to the services to be provided in Exhibit B, Obagi Inc. shall render the following marketing and other services to OMP as an independent contractor (the “Obagi Inc. Services”) on a retainer and/or fee basis as defined herein. Additional services beyond the retainer or fees shall be billed and reimbursed as mutually agreed to between Obagi Inc. and OMP in writing, in advance. The services that Obagi Inc. initially agrees to provide shall include, but not be limited to:(1)

(1)           The services provided under the Retainer and ProDerm Development/Royalty Fee provisions of this Agreement are as follows:

a)    Obagi Inc. agrees to be available, and shall provide upon request, a minimum of 10 hours per week in advising and assisting OMP in the formulation and clinical testing of new products. As part of the new product development services, OMP and Obagi Inc. agree to the following:

i.      That prior to the development of any new products by either OMP or Obagi Inc., both Parties will consult with each other and, pursuant to the procedures described in this Section 1(c)(1), shall determine whether OMP (the “Group A Products”), Obagi Inc. (the “Group B Products”) or neither (the “Group C Products”) will develop such product. All potential new products shall be deemed to be Group C Products until it is determined that such product is either a Group A Product or a Group B Product. Exhibit D attached hereto provides a list of all Group A Products, Group B Products and Group C Products as of the execution date of this Agreement.

ii.     In order for a potential new product or a Group C Product to be designated as a Group A or Group B Product, either Party shall present to the other Party a detailed development timeline (the “Development Timeline”) setting forth the new product’s active ingredients, anticipated efficacy, and cosmetic use in relation to other existing OMP Products. (“System Concept”)

iii.    Within thirty (30) calendar days after the submission of the Development Timeline, OMP shall have the option to designate such product a Group A Product. For all Group A Products, Obagi Inc. shall use its commercially reasonable efforts to work with OMP and/or such third parties as OMP may from time to time designate, in OMP’s

(1)   It being understood that at the beginning of each year the Parties will meet to discuss and agree in writing as to whether any changes, both additions and subtractions, need to be made to the list of additional services set forth in Section 1(c).

sole discretion, to develop and evaluate products that are clinically superior to existing commercially available products. OMP agrees to fully fund the development of such products and the determination as to the clinical superiority of said developed products. All Group A Products shall be subject to the terms of the Intellectual Property License-Ownership provisions discussed below in Section 3. In the event that OMP’s Development Timeline is not met and no extensions have been granted, or OMP abandons a Group A Product, it shall give notification to Obagi Inc., and Obagi Inc. may, but is not required to, designate such product as a Group B Product pursuant to the procedures described in subparagraph (iv) below.

iv.    Upon Obagi Inc.’s submission of a new Group B Product Development Timeline, if OMP makes a determination that it does not desire to designate such product as a Group A Product, then it shall be required to provide Obagi Inc. with written notification of such determination. OMP shall have thirty (30) calendar days from the submission of the Development Timeline to make a determination of whether to fund the development or have Obagi Inc. fund and pursue the development of said Group B product. For all Group B Products (which do not compete with OMP current products at the time of such designation), Obagi Inc. may pursue the development and clinical evaluation. All Group B Products shall be subject to the terms of the Intellectual Property License-Ownership provisions discussed below in Section 3. All development costs and/or intellectual property costs associated with the Group B Products shall be the sole and exclusive responsibility of Obagi Inc. In the event that Obagi Inc.’s Development Timeline is not met and no extensions have been granted, or Obagi Inc. abandons a Group B Product, such product shall be designated as a Group C Product upon the expiration of the Development Timeline.

v.     In the event that the Development Timeline for a particular product is not met, an extension of time, if requested, shall be mutually agreed upon as long as the Party in charge of product development (either OMP or Obagi Inc.) is using commercially reasonable efforts to continue development.

vi.    The Parties shall only pursue the commercial development and manufacture of products which have been demonstrated to be safe for their intended use. Clinical testing is not required on those products where efficacy claims are not made, needed or appropriate for that type of product. Clinical testing will be required, however, for products which make efficacy claims or are positioned as superior to a competitive brand or product(s).

b)    Obagi Inc. and/or the Marketer shall, either directly or through third parties (such third parties being engaged at the Marketer’s expense), provide a minimum of forty (40) hours per week managing the Space and supporting the Spa Program as described more fully in Exhibit B;

c)     Obagi Inc. shall meet and present a report to OMP on a quarterly basis describing the development status of all Group B Product and the clinical/development status of Group A Products to the extent Obagi Inc. is engaged in such activities;

d)    Other services as OMP may reasonably request to assist the OMP Entities in the operations of their business, including assistance in marketing the OMP Products, dealing with customers, suppliers, employees, distributors and others currently having business relationships with the OMP Entities.

e)     For the avoidance of doubt, in the event Obagi Inc. presents a Group B Product Development Timeline for a fully-developed product or System Concept that includes Obagi Inc.-developed proprietary and/or patentable invention(s), and OMP wishes to pursue and fund the development of such Group B Product rather than have Obagi Inc. fund and control the development process, Obagi Inc. will still be entitled to such royalty payments as may be required on the commercialization of said products pursuant to Section 2(b). It is hereby understood that OMP cannot elect to designate a Group B Product as a Group A Product merely to avoid its obligations to make royalty payments to Obagi Inc.

(2)           Services to be provided on a fee basis are as follows:

a)    Conduct training/education seminars, including organizing and conducting Obagi Skin Health “Alumni” Advanced Training Seminar and Clinical Advisory meetings. The dates and locations of such training/education seminars shall be mutually agreed upon by OMP and Obagi Inc., in writing, in advance. The exact number of training/education seminars to be performed by Obagi Inc. shall be mutually agreed upon by OMP and Obagi Inc., provided however, that such number shall not be less than 1 and not more than 2 per year, unless otherwise mutually agreed upon between the Parties;

b)    Participate in at least one (1) clinical study per year. The dates, locations and subject matter of such clinical studies shall be mutually agreed upon by OMP and Obagi Inc., in writing, in advance;

Obagi Inc. hereby accepts such engagement and agrees to perform the above services, in addition to those described in Exhibit B, for the OMP Entities upon the terms and conditions set forth in this Agreement. During the Term (as defined in Section 10), Obagi Inc., and specifically Dr. Obagi, shall devote such time, attention, skill and energy to the business of the OMP Entities as may be reasonably required to perform the services required under this Agreement. All fee-based services shall be performed by Obagi Inc. only after receiving the prior written approval of the chief executive officer of OMP. Obagi Inc. shall report to the chief executive officer of OMP, and except for the Marketer and Dr. Obagi’s personal medical practice together with those aspects of Dr. Obagi’s practice as described and set forth in Exhibit F attached hereto (collectively, “Dr. Obagi’s Practice”), Obagi Inc. warrants that neither it nor its officers currently render services for or have a direct or indirect relationship, ownership interest in any other corporation, firm, entity or person that provides services similar to those described above, the Program, the Services, or which would be competitive to OMP. In consideration for performing the above-mentioned services, Obagi Inc. shall be compensated and reimbursed for its reasonable expenses in accordance with Sections 2(a), 2(b), 2(c)(2), 2(c)(3), and 2(c)(4) below.

(d)           Location of Services. Obagi Inc. shall have discretion to determine the means and manner in which it performs the services described in Section 1. However, both Parties anticipate that Obagi Inc. will perform such services primarily at the Premises or the business premises of the customers and suppliers of OMP and other locations as mutually agreed. Obagi Inc. acknowledges that it shall only be reimbursed for its actual expenses incurred in connection with its rendering services at such other locations pursuant to Section 2(c)(3) below and shall not receive any additional reimbursement for expenses incurred in connection with the rendering of services at such other location. Obagi Inc. shall submit to OMP an invoice and supporting receipts for expenses incurred for reimbursement.

(e)           Independent Contractor. In rendering the services described in Section 1, Obagi Inc., furnishing the services of Dr. Obagi, shall be acting as an independent contractor and not as an employee or agent of the OMP Entities. As an independent contractor, Obagi Inc. shall have discretion to determine the means and manner in which it performs the services described in this Agreement. As an independent contractor, Obagi Inc. shall have no authority, express or implied, to commit or obligate the OMP Entities in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the OMP Entities. Nothing contained in this Agreement shall be construed or applied to create a partnership, joint venture or employment relationship. Obagi Inc. shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Obagi Inc. under this Agreement; provided, however, that if the OMP Entities are determined to be liable for collection and/or remittance of any such taxes, Obagi Inc. shall immediately reimburse such OMP Entity for all such payments made by such OMP Entity. The Parties agree that OMP shall advise Obagi Inc. of any audit, inquiry or investigation relating to such tax liabilities and that Obagi Inc. may participate in the defense of any such audit, inquiry or investigation. Both Parties also agree, however, that OMP shall retain final decision-making authority regarding litigation strategy and/or settlement authority with respect to any such audit, inquiry or investigation, and such authority shall not relieve Obagi Inc. of its obligation to indemnify OMP pursuant to this Section.

(f)            Injuries.

(1)           Injuries to Obagi Inc. Principal and Employees. Obagi Inc. waives any rights to recovery from the OMP Entities for any injuries that Dr. Obagi or its other employees may sustain while rendering the services described in Section 1 and that are a result of Obagi Inc.’s negligence, acts or omissions.

(2)           Injuries to Others. Obagi Inc. agrees to take all necessary precautions to prevent injury to any persons (including the OMP Entities’ employees) and damage to property (including the OMP Entities’ property) during the rendering of the services describe in Section 1; and

(3)           Insurance. Obagi Inc. agrees maintain insurance coverage to cover any claims that may arise out of rendering services described in Section 1.

(g)           Indemnification. The Obagi Entities shall indemnify, defend and hold harmless the OMP Entities and their officers, directors, agents and employees from and against all claims, losses, expenses, fees (including attorneys’ and expert witnesses’ fees), costs and judgments that may be asserted against the OMP Entities that either (a) result from the acts or omissions of any of the Obagi Entities; or (b) result from or arise in any way out of any such claims by any third parties which are based upon or are the result of any breach of this Agreement or of the warranties given by the Obagi Entities contained in this Agreement.

2.     OBLIGATIONS OF OMP.

In exchange for Obagi Inc.’s and/or the Marketer’s obligations under this Agreement, OMP shall pay and/or provide to Obagi Inc. and/or the Marketer the following, subject to Section 11:

(a)           Retainer. $570,000 per year on an annual retainer (subject to annual cost of living increases under the Consumer Price Index) (the “Retainer”), to be payable to Obagi Inc. in arrears at the end of each calendar month during the Term ($47,500 per month installments). The Retainer shall be payable on a prorated basis, where applicable, in the event that this Agreement is terminated at any point during the Term of this Agreement pursuant to Section 11 of this Agreement. OMP shall pay Obagi Inc. the Retainer for, among other things:

(1)           Advising, formulating, developing and clinical testing of Group A Products;

(2)           Developing, marketing and supporting the Spa Program and Services described in Exhibit B; and

(3)           Chairing an Annual Obagi Skin Health Alumni Symposium(2) and up to two (2) Clinical Advisory meetings. OMP agrees to organize and pay for the marketing and execution of such annual symposia and advisory meetings.

(b)           ProDerm Development/Royalty Fees. For the first two (2) years of this Agreement, OMP shall pay Obagi Inc. an annual payment of two hundred thousand dollars ($200,000) per year (“ProDerm Fee”) for developing the ProDerm line of products (the “ProDerm Product”), to be payable to Obagi Inc. in arrears at the end of each calendar month ($16,667 per month installments). At the conclusion of the second year of this Agreement’s term, OMP shall have the option, in its sole discretion, of continuing to market and produce the ProDerm Product. If

(2)   It is understood that services that Samar Obagi may provide for Symposia, are to be separately presented in terms of both scope and fee to arrange and coordinate such Symposia.  If Samar Obagi and OMP can agree upon the fee, OMP will retain Samar Obagi for her services in connection with such Symposia.  In the event that the two Parties cannot agree upon a reasonable fee, OMP will retain these services elsewhere.

OMP exercises its option to continue the ProDerm Product after the conclusion of the second full year of this Agreement, OMP shall pay Obagi Inc. an annual royalty payment of $200,000 per year or an annual royalty payment equal to five percent (5%) of OMP’s net revenues (net amounts received by OMP as determined under generally accepted accounting principles) from sales of the ProDerm Product (“ProDerm Royalties”), whichever amount is greater, for as long as OMP elects to market and produce the ProDerm Product. Such ProDerm Royalties shall be paid on a quarterly basis, within thirty (30) calendar days of the close of OMP’s fiscal quarter. Obagi Inc. shall be entitled to review, on a quarterly basis, OMP’s statements of sales with respect to the ProDerm Product, and Obagi Inc. shall have the right to conduct audits of such sales at its own cost. In the event that there is an underpayment of ProDerm Royalty payments to Obagi Inc. pursuant to this Section 2(b) of greater than 5%, OMP shall compensate Obagi Inc. for the commercially reasonable costs of the audit that determined such underpayment. Notwithstanding anything in this Section to the contrary, if OMP elects not to market and/or produce the ProDerm Product after the second full year of this Agreement, or elects to stop marketing and/or producing the ProDerm Product at any time after the second full year of this Agreement, OMP’s obligations to pay Obagi Inc. the ProDerm Royalties shall cease immediately as of the date of OMP’s discontinuance of such marketing and production. In the event that OMP elects to cease marketing and producing the ProDerm Product, Obagi Inc. shall have the right to produce, market, sell, license or distribute the ProDerm Product at its sole discretion subject to the terms of Section 3 below regarding the use of Marks without having to pay any consideration whatsoever to OMP.

In addition, OMP shall pay Obagi Inc. royalty fees for developing Group B Products equal to five percent (5%) of OMP’s net revenues (net amounts received by OMP as determined under generally accepted accounting principles) from sales of the any and all Group B Products (“Group B Royalties”) that OMP purchases from Obagi Inc. pursuant to Section 3(h)(4), below. Such Group B Royalties shall be paid each year promptly after receipt by OMP of final audited financial statements and reports for such year from its independent auditors. Such Group B Royalties shall be paid for the life of the product.

(c)           Services, Fees and Expenses.

(1)           Training and Consulting Fees. For the training/education seminars and other services described in Section 1(c)(2), outside of Dr. Obagi’s Practice, Obagi Inc. will be compensated at $5000 per day for each day of such services provided by Dr. Obagi on behalf of Obagi Inc. For training/education seminars that are conducted at the Premises or at other locations within Dr. Obagi’s Practice (as defined below), Obagi Inc. will be compensated at a discount rate of $2500 per day for such services provided by Dr. Obagi on behalf of Obagi Inc. The fees paid pursuant to this Section shall be referred to as the “Training Fees”.

(2)           Clinical Service Fees. For clinical testing of all products not included in Group A or B, OMP agrees to compensate Obagi Inc. $2500 per patient completed, for clinical studies in which Dr. Obagi agrees to and does participate.

(3)           Travel Expenses. Travel days, when no training is conducted, will be reimbursed at $5000 per weekday and $3000 per weekend day. For clarity, if Dr. Obagi travels to a location and conducts training on the same day of his travel, he will not be paid pursuant to this paragraph and shall only receive the $5000 Training Fee. All expenses, except First Class Airfare and hotel accommodations, incurred by Dr. Obagi that are in excess of the amounts payable pursuant to this Section 2(c)(3) will not be paid by OMP and will remain Dr. Obagi’s responsibility. Dr. Obagi acknowledges that this per diem rate shall cover all of the expenses that he shall incur in rendering such services and that the OMP Entities shall not be obligated to pay him any more than the amounts described in this Section 2(c).

(4)           Marketing Expenses. OMP agrees to provide marketing support / advice and to pay 50% of all invoiced commercially reasonable marketing design and development (not production) expenses associated with opening of the Space and launching the Program through the earlier of the opening of the Spa or December 31, 2006, provided however, such reimbursement shall not exceed one hundred thousand dollars ($100,000.00), unless otherwise approved in writing by the CEO of OMP, unless otherwise required to be approved by the OMP Board of Directors.

(d)           Indemnification. The OMP Entities shall indemnify, defend and hold harmless the Obagi Entities and any of their officers, directors, agents and employees from and against all claims, losses, expenses, fees (including attorneys’ and expert witnesses’ fees), costs and judgments that may be asserted against the Obagi Entities that either (a) result from the acts or omissions of either of the OMP Entities; or (b) result or arise in any way out of any such third party claims against OMP products; or (c) result from or arise in any way out of any such claims by any third parties which are based upon or are the result of any breach of the warranties given by the OMP Entities contained in this Agreement.

(e)           Right of First Refusal. Obagi Medical, subject to Board approval, hereby grants Dr. Obagi a right of first offer (“Right of First Offer”) to purchase his Pro Rata Share (as defined in the following sentence) of any equity securities of Obagi Medical, which Obagi Medical may, from time to time, propose to issue and sell to a third party investor. “Pro Rata Share” shall mean an amount equal to the fraction obtained by dividing (a) the sum of the total number of shares of Obagi Medical common stock then held by the Obagi Entities by (b) the sum of the total number of shares of Obagi Medical common stock then issued and outstanding. This Right of First Offer shall terminate upon any initial public offering of Obagi Medical’s common stock.

(f)            Quarter Reporting. OMP shall meet and present a report to Obagi Inc. on a quarterly basis describing the development status of all Group A Products.

3.     INTELLECTUAL PROPERTY LICENSE-OWNERSHIP.

(a)           Program Data. Subject to existing Federal and State privacy laws regarding Obagi Inc.’s patients (including compliance with HIPAA), as between Obagi Inc. and/or the Marketer on one hand and OMP on the other, and subject to Section 11, Obagi Inc. and/or the Marketer shall be the owner of all accounts, customer lists and other customer information and data (the “Program Data”) developed in connection with the Program; provided, however, that OMP shall have a perpetual, royalty-free, non-exclusive license to have access to and to utilize the Program Data.

(b)           Trademark License. Subject to Section 3(c), OMP hereby grants to Obagi Inc. and/or the Marketer a limited, non-exclusive, irrevocable license to use, reproduce and display OMP’s trademarks and trade names and logos attached hereto as Exhibit E, which exhibit may be amended from time to time by OMP (the “Marks”), solely for the purposes of identifying, advertising, marketing and promoting OMP Products in connection with (x) the Program and the Space as described in Section 1(a) herein; (y) subject to OMP’s approval (which shall not be unreasonably withheld), such additional office locations at which Dr. Obagi may practice, provided however, that such additional office locations shall be subject to the terms of this Agreement; and (z) Dr. Obagi’s Practice, in all media, and strictly in accordance with Obagi Inc.’s, the Marketer’s (the “Licensees”) obligations as set forth in the rest of this Section 3. The Licensees cannot and shall not sublicense the rights granted to the Licensees under this 3(b). To be clear, the licenses granted pursuant to this Section 3 are the only licenses granted by the OMP Entities to the Licensees and supersede and replace any prior licenses that have been previously granted by the OMP Entities to the Licensees, including but not limited to those license granted pursuant to the Termination, License and Obligation Agreement dated December 17, 2002 between OMP, Dr. Obagi and the Zein and Samar Obagi Family Trust. The Licensees shall not use any Mark in any way whatsoever in connection with any Group B Products unless they first obtain the advance written approval of OMP. However, the Licensees shall be allowed to develop a new trademark or trade name for the Group B Products which may include Skin Health, Skin Health Institute and the by-line, “Formulated By, or Developed By, Dr. Zein Obagi, M.D.”, or something similar, provided however, that any such new trademark or trade name shall be sufficiently different from any Mark as to be able to achieve registration with the United States Patent and Trademark Office on an arms-length basis. All licenses granted under this Section 3(b) shall survive the term of this Agreement.

(c)           Trademark Use. The Licensees may not alter the form or format of any of the Marks provided to the Licensees for use in accordance with this Agreement without the prior written approval of OMP. All goodwill arising out of the use of any of the Marks as provided for hereunder shall inure solely to the benefit of, and automatically vest in, OMP. The Licensees agree to cooperate with OMP in facilitating OMP’s control of the nature and quality of services rendered by the Licensees in connection with the Marks, to permit reasonable inspection of the Licensees’ operations, and to supply OMP with specimens of all uses of the Marks upon request. The Licensees shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the use of the Marks. OMP may terminate the license granted in Section 3(b) herein if, in OMP’s reasonable discretion, the Licensees’ use of any of the Marks tarnishes, blurs or dilutes the quality associated with such Marks or the associated goodwill and such problem is not cured within thirty (30) days of notice of such breach. Title to and ownership of the Marks shall remain at all times with OMP. There are no implied licenses under this Agreement. The Licensees shall not exceed the scope of the rights granted hereunder. The Licensees shall use the Marks in conformance with all OMP trademark usage policies. The Licensees shall not take any action inconsistent with OMP’s ownership of the Marks and the Licensees shall not form any combination marks with the Marks.

(d)           OMP Marketing Materials. OMP grants Obagi Inc. and/or the Marketer a non-exclusive license to use and reproduce the marketing materials designated by OMP to Obagi Inc. and/or the Marketer in writing from time to time, solely for the purposes of promoting the Program described in Section 1 and in Exhibit B hereto (including the sale of the OMP Products in accordance with the terms hereof). All rights not expressly granted to Obagi Inc. and/or the Marketer herein are reserved to OMP. Obagi Inc. and/or the Marketer shall not exceed the scope of the rights granted hereunder.

(e)           Marketing Materials Prepared by the Marketer. Obagi Inc. and/or the Marketer grants OMP, during the Term, a non-exclusive license to use and reproduce the marketing materials created by Obagi Inc. and/or the Marketer under Section 1(a), which marketing materials are subject to approval by OMP under Section 3(f) herein.

(f)            Approval by OMP. For the purposes of promoting the Program, the Space, Dr. Obagi’s Practice and those office locations at which Dr. Obagi practices that are operated by Cellogique, Inc., as described in Section 1 and Section 3(b), respectively, the Licensees agree only to use: (i) the Marks, in accordance with the terms of this Section 3; (ii) the OMP marketing materials referenced in Section 3(d) herein; and (iii) the marketing materials created by the Licensees under the terms of Section 1(a), which marketing materials are subject to approval under this Section 3(f). Prior to displaying or otherwise using any marketing materials to promote the Program, including any modifications to previously approved materials, the Licensees shall furnish to OMP a copy of such marketing materials for approval. Approval or disapproval of such marketing materials shall be in OMP’s sole discretion. Approval of any marketing materials by OMP hereunder must be in writing. OMP shall use commercially reasonable efforts to provide the Licensees with such written approval in a timely manner. If any marketing material is disapproved by OMP, such material shall not be displayed or otherwise used by the Licensees for promoting the Space, Dr. Obagi’s Practice or such other office locations described in Section 3(b).

(g)           Notification and Disclosure. Obagi Inc. shall promptly notify the OMP Entities in writing of the existence and nature of, and shall promptly and fully disclose to the OMP Entities, any and all ideas, designs, practices, processes, apparatus, improvements, new product developments and inventions, proposed to be created or developed by Obagi Inc. pursuant to the new products development services described in Section 1(c)(1) or otherwise that Obagi Inc. has conceived or first actually reduced to practice and/or may conceive or first actually reduce to practice during the Term, including but not limited to those products listed in Exhibit D, or which Obagi Inc. may conceive or reduce to practice (all of which are hereinafter referred to as “Inventions”), within six months after the Term, if such Inventions relate to a product or process upon which Obagi Inc. worked during the Term or during the period of Dr. Obagi’s employment with OMP.

(h)           Ownership of Inventions. The ownership of all Inventions shall be as follows.

(1)           All Group A Products in development and any products that are developed and commercialized as a Group A Product, shall be the sole and exclusive property of OMP. OMP shall have the right to produce, market, sell, license or distribute these developed Group A Products without having to pay any further consideration, besides the Retainer, to Obagi Inc. Group A Products that are transferred to Group B Products shall be subject to the terms and conditions of Group B Products herein. The Obagi Entities shall have the right to purchase any of these developed Group A Products from OMP pursuant to the terms of Section 6 hereof.

(2)           All Group B Products, both those in development and any products that are developed that were a Group B Product, shall initially be the sole and exclusive property of Obagi Inc. unless otherwise acquired by OMP under the option terms within this Agreement under Section 3(h)(4).

(3)           Obagi Inc. shall present to OMP all developed Group B Products and any product data relating to such developed Group B Products, including but not limited to any clinical support for product claims to the extent any such claims are made, to OMP immediately upon the conclusion of the development of such Group B Product. OMP shall have thirty (30) calendar days from the date after it receives a full dossier on the formulation, validated manufacturing process, safety and clinical data, or such longer period of time as is mutually agreed to in writing between the Parties, which time extension shall not be unreasonably withheld, to confirm any reported data and Obagi Inc.’s clinical results.

(4)           If OMP decides to produce, market and distribute such developed Group B Product, then OMP shall purchase such Group B Product from Obagi Inc. for an amount which is equal to one hundred twenty five percent (125%) of all Obagi Inc.’s supported direct expenses associated with the development of such product, provided however, if such expenses are greater than five hundred thousand dollars ($500,000), then the Parties will mutually agree on a lower percentage mark-up. In addition, OMP shall pay Obagi Inc. a royalty fee subject to the terms of Section 2(b) above. Once OMP purchases such developed Group B Product pursuant to the terms of this Section 3(h)(4) then such product shall immediately become the sole and exclusive property of OMP and the Obagi Entities shall only have the right to purchase such developed products pursuant to the terms of Section 6 hereof.

(5)           In the event that OMP does not elect to purchase such developed Group B Product from Obagi Inc. pursuant to the terms of Section 3(h)(4) above, Obagi Inc. shall have the right to produce, market, sell, license or distribute such developed Group B Product at its sole discretion subject to the terms of Section 3 above regarding the use of Marks without having to pay any consideration whatsoever to OMP.

(i)            Copyrightable Material.

(1)           All right, title, and interest in all copyrightable material which Dr. Obagi shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, in connection with a Group A Product, and/or a Group B Product that OMP purchases pursuant to Section 3(h)(4), shall be the property of the OMP Entities and are hereby assigned to the OMP Entities along with ownership of any and all copyrights in the copyrightable material. Obagi Inc. agrees to execute all papers and perform all other acts necessary to assist the OMP Entities to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Obagi Inc. for the OMP Entities in performing the services hereunder, in connection with the Group A Products, shall be considered “works made for hire” as defined in the U.S. Copyright Act.

(2)           All right, title, and interest in all copyrightable material which Dr. Obagi shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, in connection with a Group B Product that OMP does not purchase pursuant to Section 3(h)(4) shall be the property of Obagi Inc. and are hereby assigned to Obagi Inc. along with ownership of any and all copyrights in the copyrightable material unless OMP exercises the right to purchase under the terms of this Agreement per Section 3(h)(4). The OMP Entities agree to execute all papers and perform all other acts necessary to assist Obagi Inc. to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Obagi Inc. for the OMP Entities in performing the services hereunder, in connection with the Group B Products, shall not be considered “works made for hire” as defined in the U.S. Copyright Act.

(j)            Spa Concept Franchise.

(1)           The business conducted in the Space, or the Program, as referred to in Section 1(a) and Exhibit B shall be the sole and exclusive property of Obagi Inc., Dr. Obagi and/or its nominee and the operations obligations shall solely be Dr. Obagi’s and/or Obagi Inc.’s (excluding OMP’s commitment pursuant to the accompanying Lease Agreement);

(2)           During the Term of this Agreement and six months thereafter, Obagi Inc. hereby grants to OMP a first option to an exclusive worldwide right to open or cause a third party to open any business similar to the business conducted in the Space for the remainder of the Term, if any, and three years thereafter. OMP shall have thirty (30) calendar days of being notified by Obagi Inc. of its intention of opening such business and its proposed location, to notify Obagi Inc. in writing that it desires to exercise such option. If OMP does not deliver such notification to Obagi Inc., then Obagi Inc., if allowed to do so pursuant to Section 4, and subject to the conditions of Sections 3(b) and 3(c), is hereby permitted to (a) open such business itself or (b) grant a license to a third party to open such business.

(k)           Survival. Subsections 2(b), 2(d), 2(e), 3(b), 3(d), 3(g), 3(h), 3(i), 3(j) and Section 6 shall survive the Term.

4.     NON-CIRCUMVENTION

The Parties shall not circumvent or evade any of their respective obligations under this Agreement, nor induce or conspire with any third party, including, but not limited to, any partner of a party, to circumvent or evade any of its obligations to the other party hereunder. The Parties understand that each is bound by a covenant of good faith and fair dealing under which each

Party shall not deny the other Party the benefit of this Agreement and under which each Party has an affirmative duty to cooperate to assist the other Party in achieving the benefit of this Agreement.

5.     CONFIDENTIAL INFORMATION

(a)           The Parties acknowledge and agree that, in order to perform the obligations pursuant to the terms of this Agreement, each Party may disclose to the other Party (the “Recipient”) certain proprietary and confidential information, including without limitation any design, process, procedure, formula, improvement or systems information that is commercially valuable to the OMP Entities or Obagi Entities and not generally known in the industry (the “Information”). No Party shall disclose, transfer, use, copy, or allow access to any Information, except to such Party’s employees, attorneys and certified public accountants who have a need to know such Information consistent with the requirements of this Agreement and who have undertaken an obligation of confidentiality and limitation of use in writing, acceptable to the disclosing Party in its reasonable discretion, it being understood that notwithstanding the obtaining of such obligation of confidentiality and limitation of use, the Party engaging such persons shall also continue to be responsible for any unauthorized disclosures of the Information by any of them.

(b)           A Recipient will not be obliged to maintain the confidentiality of any such Information if the Recipient can demonstrate that (i) the Information was known by the Recipient before receiving such Information from the disclosing Party; (ii) the Information is available or became available to the public through sources independent of the Recipient, through no fault of the Recipient; (iii) the Information is available or became available to the Recipient from a third party who had a right to disclose such Information; or (iv) the Recipient is legally required to disclose such Information. The obligations set forth in this Section 5 shall survive the termination of this Agreement.

(c)           Each Party agrees that the other Party shall suffer irreparable harm if it fails to comply with its obligations set forth in this Section 5, and further agrees that monetary damages shall be inadequate to compensate the other Party for any such breach. Accordingly, each Party agrees that the disclosing Party shall, in addition to any other remedies available to it at law or in equity, be entitled to the issuance of injunctive relief to enforce the provisions hereof.

(d)           Upon the disclosing Party’s request, the Recipient will promptly return to the disclosing Party all copies of the Information, will destroy all notes, abstracts and other documents that contain Information, and will provide to the disclosing Party a written certification of an officer of the Recipient that it has done so. Nothing in this Agreement will be construed as granting any rights to the Recipient, by license or otherwise, to any of the disclosing Party’s Information, except as specifically stated in this Agreement.

6.     DISTRIBUTION AGREEMENTS / DISCOUNTS

All products distributed by OMP which are supplied by OMP to Obagi Inc. and/or Dr. Obagi’s Practice shall be pursuant to the terms and conditions of applicable distribution agreements, including the indemnification provisions provided therein. The maximum discount that OMP provides to independent third party physicians in the U.S. shall apply to all products distributed by OMP which are supplied by OMP to (x) Obagi Inc. and/or the Marketer, as part of the Program for resale by Obagi Inc. and/or the Marketer in connection with the rendering of its Services hereunder and (y) Obagi Inc. in connection with Dr. Obagi’s Practice within the United States. Such discount shall not affect any discount available to Dr. Obagi’s Practice as covered by separate distribution agreements, or to any Affiliate (as defined herein) of Dr. Obagi and/or the Marketer; provided however, such maximum discount shall not be deemed to include any one-time or introductory discounts or adjustments that may be provided to third party physicians. For purposes of this Agreement, the term “Affiliate” of anyone shall mean any person directly or indirectly controlling or controlled by or under common control with such person as well as all family members of any natural person irrespective of whether such family members reside together or not.

7.     OBAGI ENTITIES’ REPRESENTATIONS AND WARRANTIES

The Obagi Entities represent and warrant to the OMP Entities as follows:

(a)           Intellectual Property. Obagi Inc. has and will have good and marketable title to all of the inventions, information, material or work product made, created, conceived, written, invented or provided by Obagi Inc. hereunder (“Work Product”), free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright or patent;

(b)           Compliance with Laws. All services provided hereunder comply with and will comply with all applicable laws and regulations;

(c)           Competing Activities. Other than the obligations, arrangements, agreements or interests identified on Exhibit F, the Obagi Entities warrant that they are not now under any obligation of a contractual or other nature to any person, firm, corporation or other entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair the execution of this Agreement or the performance by the Obagi Entities of their obligations hereunder;

(d)           Duly Organized. That the Obagi Entities that are entities, are corporations or other applicable legal entities duly organized, validly existing and in good standing under the laws of the State or other jurisdiction where they are organized;

(e)           Authority. That the Obagi Entities that are entities, have the lawful right, power, authority and capacity to enter into this Agreement and upon the execution of this Agreement it will be a valid and binding obligation to such entity;

(f)            Authorized. That the persons signing this Agreement on the behalf of the Obagi Entities that are entities are authorized to do so; and

(g)           No Conflicts. That neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with any obligations of the Obagi Entities to any other person or entity.

8.     OMP ENTITIES’ REPRESENTATIONS AND WARRANTIES.

The OMP Entities represent and warrant that:

(a)           Duly Organized. They are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           Authority. They have the lawful right, power, authority and capacity to enter into this Agreement and upon execution of this Agreement it will be a valid and binding obligation to such entity;

(c)           Authorized. The persons signing this Agreement are authorized to do so; and

(d)           No Conflicts. Neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with the OMP Entities’ obligations to any third party.

9.     TERMINATION OF PRE-EXISTING NONPERFORMED OBLIGATIONS.

(a)           The OMP Entities and the Obagi Entities hereby agree and acknowledge that any and all Pre-Existing Nonperformed Obligations are hereby terminated and such provisions in any of the Prior Agreements are herby null and void and of no further force or effect, except to the extent that any are specifically reserved hereunder.

(b)           The OMP Entities and the Obagi Entities hereby agree that all obligations under the Prior Agreements that have been performed prior to entering into this Agreement and all rights that have been granted and vested under the Prior Agreements prior to entering into this Agreement (the “Pre-Existing Performed Obligations”) are not terminated or amended in any way by this Agreement except as expressly provided for in this Agreement. For the avoidance of doubt, all intellectual property rights assigned, granted and/or sold to the OMP Entities, or their predecessors, under any of the Prior Agreements or otherwise remain in effect and are not terminated or amended in any manner whatsoever by this Agreement.

(c)           Nothing in this Section shall affect the continuing validity of the Parties’ accompanying Separation Agreement, the Intellectual Property Assignment and Nondisclosure Agreement, dated November 26, 1997, between OMP and Dr. Obagi (which is an exhibit to the Separation Agreement), the Investor’s Rights Agreement between OMP, Mandarin Partners LLC and Obagi Family Trust, dated December 2, 1997 and amended on November 15, 2000 and January 10, 2001, and/or the Lease Agreement. Those agreements shall remain in full force and effect pursuant to their terms.

(d)           In exchange for the valuable consideration provided to the Obagi Entities pursuant to this Agreement, the Obagi Entities, their heirs, affiliates, parents and subsidiary companies, and their respective officers, directors, employees, agents, representatives, successors and assigns (the “Obagi Releasees”), hereby voluntarily discharge and release the OMP Entities and their affiliates, parents and subsidiary companies, and their respective officers, directors, employees, agents, representatives, successors and assigns (the “OMP Releasees”) from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which the Obagi Releasees ever had, now have or hereafter may have against each or any of the OMP Releasees by reason of any matter or event whatsoever occurring prior to the date of this Agreement, including but not limited to any claims arising out of or resulting from the termination of any and all Pre-Existing Nonperformed Obligations. The release of claims specifically includes, but is not limited to, claims arising under or based upon, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, and/or any other state, federal, or municipal employment discrimination statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, family or marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to breach of implied or express employment contracts, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, fraud, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, including claims for attorneys’ fees, arising out of or related to the termination of any and all Pre-Existing Nonperformed Obligations, and any other occurrence from the beginning of time to the date of this Agreement. This release excludes claims arising after the date of this Agreement and claims with respect to rights and obligations provided in this Agreement and the Distribution Agreements. The OMP Entities, for themselves and the OMP Releasees, hereby voluntarily discharge and release the Obagi Releasees from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which the OMP Entities ever had, now have or hereafter may have against each or any of the Obagi Releasees by reason of any matter whatsoever arising out of or resulting from the termination of any and all Pre-Existing Nonperformed Obligations and any other occurrence from the beginning of time to the date of this Agreement. This release excludes claims arising after the date of this Agreement and claims with respect to rights and obligations provided in this Agreement and the Distribution Agreements.

(e)           The Obagi Entities’ Acknowledgement. The Obagi Entities and specifically Dr. Obagi acknowledge that (i) they fully understand this Agreement, are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance and that the OMP Entities have not coerced, threatened or intimidated them into signing this Agreement; (ii) they have been advised to consult an attorney, they are represented by an attorney and their attorney(s) has reviewed this Agreement; (iii) they have had a reasonable period of time and at least twenty-one (21) days during which time they may consider whether to accept this Agreement; (iv) they are not otherwise entitled to the consideration described in this Agreement; and (v) they may repudiate this Agreement within seven (7) calendar days of entering into this Agreement, by sending OMP a written repudiation of this Agreement.

(f)            OMP Entities’ Acknowledgement. Notwithstanding anything to the contrary herein, the OMP Entities acknowledge that Dr. Obagi’s rights as a current or former officer and/or director of the Company for indemnification under the Bylaws of OMP Entities, the Certificates of Incorporation of the OMP Entities, and the General Corporation Law of the State of Delaware shall not be impaired in any way by the terms and conditions of this Agreement.

(g)           Section 1542 Waiver. As to matters released, the Parties expressly waive any and all rights under Section 1542 of the Civil Code of California, and under any statute of similar import or purpose of any other jurisdiction. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10.  TERM

Unless earlier terminated in accordance with the terms of this Agreement, the term of this Agreement is five (5) years (the “Term”) from June 29, 2006. This Agreement may also be renewed for additional annual terms upon the mutual consent of both parties and/or their assigns or successors upon 6 months’ written notice prior to the end of the initial 5-year term.

11.  TERMINATION

(a)           Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the OMP Entities, Obagi Inc. and/or the Marketer hereunder (other than the rights and obligations of the Parties under Sections 2(b), 2(d), 2(e), 3(a), 3(b), 3(c), 3(h), 3(i), 3(j), 4, 5, 7, 8, 9, 12, 13 and 14) shall be terminated immediately upon the occurrence of any of the following events:

(1)           Any Party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other in the event that (i) the other Party (the “Breaching Party”) has materially breached the terms of this Agreement and failed to cure such breach within such thirty (30) calendar day period. A “material breach” shall include, but not be limited to, the failure of any Party to perform its obligations under Sections 1 or 2;

(2)           Dr. Obagi is convicted of any felony (excluding traffic violations or other minor offenses);

(3)           Obagi Inc. and/or the Marketer willfully refuses to comply with or implement reasonable policies established by the Company and fail to cure such breach within such thirty (30) calendar day period;

(4)           The OMP Entities, the Obagi Entities and/or the Marketer goes into Chapter 7 liquidation or receivership; or

(5)           There is a change in the control or management of the Marketer that has not been approved by OMP. Both Parties agree that OMP’s approval of any such changes in control shall not be unreasonably withheld.

(b)           Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the OMP Entities, Obagi Inc. and/or the Marketer hereunder (other than the rights and obligations of the Parties under Sections 2(b), 2(d), 2(e), 3(a), 3(b), 3(c), 3(h), 3(i), 3(j), 4, 5, 7, 8, 9, 12, 13 and 14) may be terminated by OMP in its sole discretion upon the occurrence of any of the following events:

(1)           At any time, upon twelve (12) months prior notice, after the closing of an initial public offering of either OMP Entities and the Obagis’ liquidating 75% of their equity holding;

(2)           At any time, upon twelve (12) months prior written notice to the Obagi Entities, in the event of a sale of all or substantially all of the assets of either OMP Entity;

(3)           At any time, upon twelve (12) months prior written notice to the Obagi Entities, in the event of change in control (defined as a change in voting equity ownership of over 50%), or a consolidation or merger of either OMP Entity with another entity other than mergers of any wholly-owned subsidiary with and into an OMP Entity (with the OMP Entity as the surviving entity of such merger) or with and into any other wholly owned subsidiary of either OMP Entity.

(c)           Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the OMP Entities, Obagi Inc. and/or the Marketer hereunder (other than the rights and obligations of the Parties under Sections 1(a), those portions of 2(b) relating to the Annual Royalty, 2(d), 2(e), 3(a), 3(b), 3(c), 3(d), 3(e), 3(f), 3(g), 3(h), 3(i), 3(j), 4, 5, 7, 8, 9, 12, 13 and 14) shall be terminated immediately upon the occurrence of any of the following events:

(1)           Dr. Obagi’s death;

(2)           Dr. Obagi becomes physically or mentally disabled such that he is unable to adequately perform the services hereunder for a continuous period of one hundred eighty (180) calendar days.

(d)           Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the OMP Entities, Obagi Inc. and/or the Marketer hereunder (other than the rights and obligations of the Parties under Sections 2(a), 2(b), 2(d), 2(e), 3(a), 3(b), 3(c), 3(d), 3(h), 3(i), 3(j), 4, 5, 6, 7, 8, 9, 12, 13 and 14), OMP may also terminate this Agreement “without cause” upon thirty (30) days written notice to the Obagi Entities. For the purposes of this Agreement, “without cause” shall include any reason, or no reason, in OMP’s sole discretion.

(e)           If this Agreement is terminated pursuant to this Section 11(a), 11(b) or 11(c), Obagi Inc. shall be entitled to receive only his pro rata payments pursuant to Section 2(a) above, through the date of termination. All other rights to receive such fees shall terminate on such date. If this Agreement is terminated without cause pursuant to Section 11(d), however, OMP shall pay the Obagi Entities any and all amounts due under this Agreement for the remainder of the Term. Moreover, termination of this Agreement pursuant to this Section 11 shall not affect or impair Dr. Obagi’s entitlement to the royalty payments described in Section 2.

12.  WARRANTY DISCLAIMER

OMP GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS OR THE MARKS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. OMP WILL ACCEPT RETURN OF ANY DEFECTIVE PRODUCT SOLD BY MARKETER IN ACCORDANCE WITH THE TERMS HEREOF AND, AS MARKETER’S SOLE REMEDY FOR SUCH DEFECTIVE PRODUCT, EITHER, AT OMP’S SOLE DISCRETION, REPLACE SUCH PRODUCT OR ISSUE A CREDIT THEREFOR.

13.  LIMITATION OF LIABILITY

NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, (A) OMP’S MAXIMUM LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE RECOVERY OF ACTUAL DAMAGES UP TO THE NET AMOUNT PAID TO THE OBAGI ENTITIES UNDER THIS AGREEMENT AND (B) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.  GENERAL TERMS AND CONDITIONS

(a)           Non-exclusive Relationship. Sections 1(a), 3(a), and 3(b) of this Agreement do not establish an exclusive arrangement between the Parties, and do not prohibit any Party from establishing similar marketing arrangements with other Parties consistent with their obligations set forth herein.

(b)           Notices. All notices, requests, and other communications or approvals required by this Agreement shall be in writing and addressed/directed to the other Party at the address/facsimile number set forth in the preamble hereof or at such other address of which the notifying Party hereafter receives notice in conformity with this section with copies sent to the following persons:

In the case of OMP, to:

Wesley C. Fredericks, Jr.
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, New York 10036-6524

In the case of the Obagi Entities and/or the Marketer, to:

Michael R. Morris, Esq.
Valensi, Rose, Magaram, Morris & Murphy, PLC
Century Plaza Towers
20th Floor
2029 Century Park East
Suite #2050
Los Angeles, California 90067-3031

All such notices, requests, and approvals shall be deemed to have been duly given if delivered in person or by facsimile transmission effective on the date of delivery, or by registered or certified mail (postage prepaid, return receipt requested) effective four days after postmark, to the respective parties at the address listed in the preamble hereof.

(c)           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to that body of law concerning conflicts of law.

(d)           Cooperation. Each Party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein.

(e)           Force Majeure. Neither Party shall be liable to the other for any delay or failure to perform which results from causes outside its reasonable control.

(f)            Attorneys’ Fees. In the event there is any dispute concerning the terms of this Agreement or the performance of any Party hereto pursuant to the terms of this Agreement, and any Party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said Party, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding from the other Parties, in addition to any other relief to which it may be entitled.

(g)           Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h)           Section Headings. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

(i)            Severability. A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found to be valid.

(j)            No Implied Waivers. If either Party fails to require performance of any duty hereunder by the other Party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either Party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein.

(k)           Binding Effect; Assignment, Amendments.

(1)           This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective representatives, successors and permitted assigns.

(2)           This Agreement shall not be assignable by the Obagi Entities, including to an entity in which any of the Obagi Entities has merged or which has otherwise succeeded to all or substantially all of such Obagi Entities’ business and assets to which this Agreement pertains and which has assumed in writing or by operation of law its obligations under this Agreement, without the express written consent of the OMP Entities (which consent may be withheld in the OMP Entities’ sole discretion). Any attempted assignment in violation of this provision will be void. Any modifications to this Agreement must be in writing and signed by authorized representatives of all the Parties.

(3)           This Agreement may be assigned by the OMP Entities to its successor(s) or to an entity in which any of the OMP Entities has merged or which has otherwise succeeded to all or substantially all of such OMP Entities’ business and assets to which this Agreement pertains, provided, however, that such assignees agree to be bound by the terms of this Agreement.

(4)           Notwithstanding anything in this Agreement to the contrary, Obagi Inc. shall have the right to assign any and all royalties that may be payable pursuant to Section 2(b) of this Agreement.

(l)            Preemption. Any provisions of the Parties’ proposals, contracts, invoices, billing statements, acknowledgment forms or any other documents, which are inconsistent with the provisions of this Agreement, shall be of no force or effect.

(m)          Independent Contractors. Each of the Parties is and at all times shall be an independent contractor in its performance of the Agreement. Each of the Parties shall exercise control over its own employees and agents and shall be solely responsible for the determination of its employment eligibility, payment of any wages, salaries or other remuneration of its employees and agents and for its payment of any payroll taxes, contributions for unemployment insurance, social security, pension or annuities, which are imposed as a result of the employment of its employees and agents.

(n)           Arbitration. Any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this arbitration provision, shall be determined and resolved by binding arbitration before JAMS/Endispute (“JAMS”) in Los Angeles, California before one (1) arbitrator. The arbitration shall be administered by JAMS Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court having appropriate jurisdiction. The arbitrator shall, in the Award, allocate all or part of the costs of arbitration, including the fees of the arbitrator, and shall award reasonable attorneys’ fees to the prevailing party. The award in such arbitration proceeding shall be final and binding, and may be entered in any court of competent jurisdiction set forth in Section 14(c) above. To the extent that there is any variance between the JAMS rules and this Agreement, this Agreement shall control. The Parties hereto each agree to take all steps, and execute all documents, necessary for the implementation of arbitration proceedings. All statutes of limitations applicable to any dispute apply to the arbitration. The provisions of this Section 14(n) shall survive any expiration or termination of this Agreement. Either Party may require the submission of the dispute to binding arbitration at any reasonable time, notwithstanding that a lawsuit or other proceeding has been commenced. Should any arbitration or other proceeding be commenced to enforce the provisions of this Agreement or to resolve any dispute arising from this Agreement, the arbitrator shall award that Party’s costs and attorneys’ fees, plus disbursements actually made in the prosecution or defense of such arbitration or proceeding.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereunto have executed this Agreement as of the day and year first above written.

OMP, INC.

By:	/s/ Steve Carlson
Name: Steve Carlson
Title: President and Chief Executive Officer

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ Steve Carlson
Name: Steve Carlson
Title: President and Chief Executive Officer

DR. ZEIN E. OBAGI, M.D.

By:	/s/ Zein E. Obagi, M.D.
Name: Zein Obagi, M.D.

SKIN HEALTH PROPERTIES, INC.

By:	/s/ Zein E. Obagi, M.D.
Name: Zein Obagi, M.D.
Title: President

ZEIN AND SAMAR OBAGI FAMILY TRUST

By:	/s/ Samar Obagi,
Name: Samar Obai
Title: Trustee

SAMAR OBAGI

By:	/s/ Samar Obagi
Ms. Samar Obagi

EXHIBIT A

OMP PRODUCTS

Obagi Nu-Derm Line	Obagi-C Rx Line
Toner	Cleansing Gel
Foaming Gel	Clarifying Serum
Gentle Cleanser	Exfoliating Day Lotion SPF 12
Clear	Exfoliating Day Lotion
Exfoderm	Therapy Night Cream
Exfoderm Forte	Sun Guard SPF 30
Blender
Sunfader	Professional C Line
Sun Block	5% Serum
Healthy Skin Protection	10% Serum
Tolereen	15% Serum
Action	20% Serum
Eye Cream
Travel Set (Normal to Oily)
Travel Set (Normal to Dry)	Tretinoin 0.025%
Starter Set (Normal to Oily)	Tretinoin 0.05%
Starter Set (Normal to Dry)	Tretinoin 0.1%

Blue Peel Line	Cffectives Line
Blue Peel Kit	5% Serum
Cleanser	10% Serum

EXHIBIT B

PROGRAM

The terms “Services” and “Program” including the marketing services to be provided by the Marketer at 260-290 North Canon Drive, Beverly Hills are as follows:

1)    The Obagi Logo will be prominently displayed by Obagi Inc. and/or the Marketer as the primary signage on the face of the building in a manner approved by OMP.

2)    OMP skin care products will be prominently displayed and highlighted by Obagi Inc. and/or the Marketer in window displays visible from both the Cannon and Dayton Street fronts.

3)    OMP skin care products will be maintained by Obagi Inc. and/or the Marketer as a prominently featured core product offering within the retail space.

4)    Obagi Inc. and/or the Marketer will provide or maintain the minimum levels of general liability insurance for the Space as is customary for the operation of a retail outlet.

5)    Obagi Inc. and/or the Marketer will provide or maintain a licensed physician within or contiguous to the Space with adequate training on the use and dispensing of the OMP skin care products.

6)    Obagi Inc. and/or the Marketer will provide or maintain a retail sales staff adequate for the sale and marketing services to be provided and Obagi Inc. and/or the Marketer will provide training to all retail sales personnel engaged by Obagi Inc. and/or the Marketer on the OMP skin care products as to the use, positioning and application thereof for maximum consumer exposure and sales.

7)    Although Obagi Inc. and/or the Marketer may sell complementary products and services to the OMP skin care products, without the prior written approval of OMP, Obagi Inc. and/or the Marketer agrees it will not market, promote or sell competitive products lines; including products that contain Hydroquinone, Tretinoin, and/or products that are positioned to address hyper-pigmentation, fine lines and wrinkles. OMP reserves the right, at any time, to review and approve the products being offered. Any products not approved by OMP must no longer be displayed in the Space. It is hereby understood and agreed that OMP has no rights to and Obagi Inc. shall use, promote, display and sell its current products, including Complex A, surgical blades, syringes and other such products that he has previously developed.

8)    To the extent that OMP develops a product or line of products that address new skin conditions which are added as OMP skin care products, Obagi Inc. and/or the Marketer agrees to replace competing product lines, except those products which Obagi Inc. and/or the Marketer have developed previously with the prior authorization of OMP, in the Space with such new OMP skin care products, and give prominent display and promotional support to the new OMP skin care products.

9)    OMP skin care products covered under the Program are the following:

a.             The Entire Obagi Nu-Derm Line;

b.             The Entire Obagi-C Rx Line;

c.             Cffectives (5% and 10% vitamin C concentrations) and Professional Vitamin C (5%, 10%, 15%, 20%);

d.             Triax Tretinoin, except Obagi Inc. and/or the Marketer may use at his/its discretion, Complex A which he/it has the sole right to use exclusively in his/its Practice, to the extent sold to Physicians by OMP and so long as Obagi Inc. and/or the Marketer employs an appropriately licensed physician who is capable of marketing such Product; and

e.             All newly developed product or line of products that address new skin conditions which are added as OMP skin care products.

10)  Notwithstanding anything in this Agreement to the contrary, it is hereby understood that Obagi Inc. shall display, promote and sell Group B products in association with OMP products.

EXHIBIT C

Prior Agreements between OMP and Dr. Obagi

1.             Intellectual Property Assignment and Nondisclosure Agreement, dated November 26, 1997, between OMP and Dr. Obagi.

2.             Option and Transfer Agreement, dated December 2, 1997, between OMP and Dr. Obagi.

3.             Investors’ Rights Agreement between OMP, Mandarin Partners LLC and Obagi Family Trust, dated December 2, 1997

4.             Assignment of Trademarks, dated January 31, 2000, between OMP and Dr. Obagi.

5.             First Amendment to Investors’ Rights Agreement between OMP, Mandarin Partners LLC and Obagi Family Trust, dated November 15, 2000

6.             Second Amendment to Investors’ Rights Agreement between OMP, Mandarin Partners LLC and Obagi Family Trust, dated January 10, 2001

7.             Amended and Restated Employment Agreement, dated December 17, 2002, between OMP and Dr. Obagi.

8.             Mutual and General Release, dated December 17, 2002, between OMP, Dr. Obagi, Samar Obagi and Zein and Samar Obagi Family Trust (the “Family Trust”).

9.             Termination, License and Obligations Agreement, dated December 17, 2002, between OMP, Dr. Obagi and the Family Trust.

10.          Amended and Restated Noncompetition Agreement, dated December 17, 2002, between OMP and Dr. Obagi.

11.          Exchange Agreement, dated December 17, 2002, between OMP and Family Trust.

12.          Stock Purchase and Subscription Agreement, dated December 17, 2002, between OMP and Family Trust.

13.          Product Distribution Agreement, dated May 21, 1994, between Worldwide Products Distribution, Inc. (“Worldwide”) and Cellogique Corporation.

14.          License Agreement, dated March 1, 1997, between Dr. Obagi and Derma Tech Corporation.

15.          Distribution Agreement, dated September 23, 1997, between Worldwide and CNO Chinese Obagi Corporation.

16.          Proprietary Information and Invention Agreement, dated December 2, 1997, between OMP and Dr. Obagi.

EXHIBIT D

NEW PRODUCT DESIGNATIONS

Group A Products	Group B Products		Group C Products
1.	1.	Skin Peel System	1.
2.	2.		2.
3.	3.		3.
4.	4.		4.
5.	5.		5.
6.	6.		6.
7.	7.		7.
8.	8.		8.
9.	9.		9.
10.	10.		10.
11.	11.		11.
12.	12.		12.
13.	13.		13.
14.	14.		14.
15.	15.		15.
16.	16.		16.
17.	17.		17.
18.	18.		18.
19.	19.		19.
20.	20.		20.

EXHIBIT E

MARKS

Country	Trademark	Class	Registered Owner	Appl. Number	Reg. No.	Status
United States of America	OBAGI & Label Design	3, 5, 42	OMP, Inc.	75/979799	2450253	Registered
United States of America	OBAGI BLUE PEEL	3	OMP, Inc.	74/691164	2155170	Registered
United States of America	OBAGI LABEL (no words)	3, 5	OMP, Inc.	75/980004	2454186	Registered
United States of America	OBAGI NU-DERM	3	OMP, Inc.	74/442192	2155067	Registered
United States of America	OBAGI PROTOCOLS & Design	5	OMP, Inc.	75/982661	2684171	Registered
United States of America	OBAGI SKIN HEALTH	3	OMP, Inc.	74/691165	2160756	Registered
United States of America	OBAGI (Stylized)	3	OMP, Inc.	74/264964	2114897	Registered
United States of America	OBAGI-C	3, 5	OMP, Inc.	78/413318	2955085	Registered
United States of America	OMP INC. & Design	44	OMP, Inc.	78/200919	2855926	Registered
United States of America	OMP INC. & Design	3	OMP, Inc.	75/982743	2643677	Registered
United States of America	PENETRATING THERAPEUTICS	3,5	OMP, Inc.	78/701174		Pending
United States of America	PHOTOLUMINES	3, 5	OMP, Inc.	78/413338		Pending
United States of America	PRODERM	3, 5	OMP, Inc.	76/975174	2707942	Registered
United States of America	PRODERM	44	OMP, Inc.	78/200912		Pending
United States of America	SOLUBLE THERAPEUTICS	3, 5	OMP, Inc.	78/701169		Pending
United States of America	SUNFADER	5	OMP, Inc.	75/615064	2300062	Registered
United States of America	TOLEREEN	3	OMP, Inc.	76/025767	2569150	Registered
United States of America	ACTION	3	OMP, Inc.	75/615067	2472716	Registered
United States of America	BLENDER	5	OMP, Inc.	75/615066	2302207	Registered
United States of America	BLUE PEEL	3	OMP, Inc.	76/464317	2950469	Registered
United States of America	CFFECTIVES	3	OMP, Inc.	75/982024	2564375	Registered
United States of America	COMPLEX 272	3	OMP, Inc.	78/413974		Pending
United States of America	EXFODERM	3	OMP, Inc.	74/660836	1958029	Registered
United States of America	LIPOFIRM	3, 5, 10	OMP, Inc.	76/119132		Pending
United States of America	LUMINATRIX	3, 5	OMP, Inc.	76/201359	2860612	Registered
United States of America	LUMINATRIX	3	OMP, Inc.	76/975211	2861156	Registered
United States of America	NU-DERM	44	OMP, Inc.	78/200887	2838572	Registered
United States of America	OBAGI	3	OMP, Inc.	74/442512	2203028	Registered
United States of America	OBAGI	44	OMP, Inc.	78/201322	2786594	Registered
United States of America	OBAGI	5	OMP, Inc.	78/198050	2838565	Registered

EXHIBIT F

Dr. Obagi’s Practice

Obagi Entity practices are listed below and may include future clinics/locations subject to OMP’s reasonable approval for inclusion as a licensee practice for use of the Marks.

1)            Obagi Skin Health Institute – Beverly Hills

2)            Chinese Nu-Derm Obagi (“CNO”) – Medical Spa/Clinic located within the City of San Gabriel, California.

3)            Vietnam Nu-Derm Obagi (“VNO”) – Medical Spa/Clinic located within the City of Westminster, California

4)            Cellogique Corporation – Corporation located in the state of California, operating Medical Spas and Clinics within the following countries of the Middle East:

a.             Syria, Egypt, Lebanon, Jordan, Saudi Arabia, United Arab Emirates, Bahrain, Kuwait, Iraq, Oman, Yemen, Libya, Tunisia, Morocco, Turkey, Cypress, Iran, Sudan, Algeria, Qatar, and Israel